UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 15, 2009

New Frontier Media, Inc.

(Exact Name of Registrant as Specified in Charter)

Colorado	000-23697	84-1084061
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

7007 Winchester Circle, Suite 200, Boulder, Colorado 80301

(Address of principal executive offices)

(303) 444-0900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03  Creation of a Direct Financial Obligation.

On December 15, 2009, we obtained a $5 million line of credit from Great Western Bank pursuant to a Business Loan Agreement and related Promissory Note and Commercial Security Agreement.  The line of credit is secured by certain of our trade accounts and accounts receivable, is scheduled to mature on December 15, 2010, and bears interest at the greater of (a) the current prime rate less 0.125 percentage points per annum or (b) 5.75% per annum.  The current rate is 5.75% per annum.  The company has $3 million outstanding under  the line of credit.  The remainder of the line of credit may be drawn from time to time to support the company’s operations and short-term working capital needs, if any.  A loan origination fee of 0.5% of the available line was paid by the company.

The line of credit contains both conditions precedent that must be satisfied prior to any borrowing and affirmative and negative covenants customary for facilities of this type, including, without limitation, (a) a requirement to maintain a current asset to current liability ratio of at least 1.50 to 1.00, (b) a requirement to maintain a total liability to tangible net worth ratio not to exceed 1.0 to 1.0, (c) prohibitions on additional borrowing, lending, investing or fundamental corporate changes without prior consent, (d) a prohibition on declaring without consent any dividends, other than dividends payable in our stock, and (e) a requirement that there be no material adverse change in our current client base as it relates to our largest clients.

The line of credit provides that an event of default will exist in certain circumstances, including without limitation, our failure to make payment of principal or interest on borrowed amounts when required, failure to perform certain obligations under the line of credit and related documents, defaults in certain other indebtedness of ours, our insolvency, a change in control of the company, any material adverse change in our financial condition and certain other events customary for facilities of this type.

Additional information regarding the terms of the line of credit, including the definitive agreements containing the final terms, will be contained in our future reports filed with the Securities and Exchange Commission. Investors are encouraged to read such terms and the definitive agreements when they become available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2009	NEW FRONTIER MEDIA, INC.

	By:	/s/ Michael Weiner
Name: Michael Weiner
Title: Chief Executive Officer